UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2009

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the resignation of Mark N. K. Bagnall from the Board of Directors (the "Board") of ADVENTRX Pharmaceuticals, Inc. (the "Company"), as more fully described below, the Company entered into a Consulting Agreement with Mr. Bagnall pursuant to which Mr. Bagnall agreed to provide consulting services to the Company. For his services under the Consulting Agreement, the Company agreed to pay Mr. Bagnall at a rate of $250 per hour, capped at $25,000; provided, however, that for each calendar month beginning after August 31, 2009, the Company must either (i) request a minimum of four hours of services from Mr. Bagnall or (ii) pay Mr. Bagnall for a minimum of four hours of services, or $1000. The Consulting Agreement became effective immediately prior to Mr. Bagnall’s resignation from the Board and, unless earlier terminated pursuant to its terms, terminates on August 31, 2010. The foregoing description of the terms of the Consulting Agreement is subject to, and qualified in its entirety by, the Consulting Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

For additional details regarding the resignation of Mr. Bagnall from the Board, please see the disclosures under Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2009, Mr. Bagnall delivered a letter to the Company’s Secretary pursuant to which he resigned his position as a member of the Board, including any committee of the Board to which he had been appointed, effective immediately. The letter stated that Mr. Bagnall was not resigning because of a disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

August 28, 2009	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: Vice President, Legal

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Exhibit Index

Exhibit No.	Description

10.1	Consulting Agreement, dated August 24, 2009